Exhibit 9.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT

BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT

THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL

TRUST DECLARATION AND VOTING TRUST AGREEMENT

THIS TRUST DECLARATION AND VOTING TRUST AGREEMENT (the “Agreement”) is effective as of the 12th day of January 2023 (the “Effective Date”)

BETWEEN:

GALIANO TIRAMANI , an individual with a business address of 5345 E. N. Belt Road, North Las Vegas, Nevada, 89115, United States of America (USA)

(the “Voting Trustee”);

AND:

BOXABL INC., an entity incorporated under the Nevada Revised Statutes of the State of Nevada (the “NRS”) with its head office at the address of 5345 E. N. Belt Road, North Las Vegas, Nevada, 89115, USA

(the “Corporation”);

AND:

SHAREHOLDERS OF THE CORPORATION listed in the Schedule “A” hereto

(collectively with any subsequent shareholders or transferees who become parties hereto pursuant to Sections 2.9, 2.10, 6.1, or 6.2, the “Shareholders” and each a “Shareholder”).

RECITALS:

A. Each Shareholder will own Shares (as defined herein) and may from time to time acquire additional Shares, and, upon acquisition of any such Shares, each Shareholder will promptly deposit the Certificates representing all such Shares with the Voting Trustee.

B. Each Shareholder believes it to be in his or her best interests and the Corporation believes it to be in the best interests of the Corporation that each Shareholder deposits all of the Shares to be held by the Shareholder (when issued) in a voting trust and that such Shares be voted by the Voting Trustee as provided in this Agreement and that any rights of consent, approval and waiver under the Corporation’s constating documents or any shareholders’ agreement be exercised by the Voting Trustee as provided in this Agreement.

C. Each Shareholder will (when issued) deposit all of the Shares, including, without limitation, any Shares to be acquired upon conversion, exercise, or exchange of Convertible Securities, then held by each of them (the “Deposited Shares”) with the Voting Trustee pursuant to this Agreement.

D. The Voting Trustee has agreed to act as a trustee of the trust created by this Agreement on the terms and conditions set out in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are acknowledged), the parties agree as follows:

Article 1

DEFINITIONS

1.1 Definitions

Whenever used in this Agreement, the following words and terms have the meanings set out below:

“NRS” means the Nevada Revised Statutes of the State of Nevada.

“Agreement” means this Trust Declaration and Voting Trust Agreement and all attached Schedules and any Exhibits thereto, and all instruments supplementing or amending or confirming this Agreement, and “Article” or “Section” means and refers to the specified article or section of this Agreement.

“Board of Directors” are the persons who are, from time to time, duly elected as directors of the Corporation.

“Certificate” means, with respect to Shares held by the Shareholder, any of the following, as applicable: (i) a certificate representing such Shares if held on a certificated basis; (ii) a Direct Registration System (DRS) Advice evidencing book entry ownership of such Shares if held through the Direct Registration System; or (iii) such other relevant evidence of ownership of such Shares as may be applicable, so long as such evidence of ownership may be validly deposited as Deposited Shares pursuant to the terms of this Agreement.

“Convertible Securities” means any securities of the Corporation that are convertible, exchangeable or exercisable into Shares, including but not limited to share purchase warrants, convertible debt instruments (including convertible notes and convertible debentures), simple agreements for future equity and stock options.

“Deposited Shares” has the meaning given to it in the Recitals to this Agreement.

“Encumbrance” means any mortgage, lien, pledge, assignment, charge, security interest, hypothec, levy, execution, seizure, attachment, garnishment, rights of distress or other claim.

“Person” means an individual, sole proprietorship, entity, partnership, limited liability company, corporation, unincorporated association, unincorporated syndicate, joint venture, unincorporated organization, trust, body corporate, a government or any agency or political subdivision thereof and a natural person in his or her capacity as trustee, executor, administrator, or other legal representative.

‘‘Shareholders’ Agreement’’ means the amended and restated stockholders agreement among the Corporation and each stockholder identified in the schedule “A” thereto, dated effective as of February 24, 2021, as such agreement may be amended, restated, supplemented, or replaced from time to time in accordance with the terms thereof.

“Shares” means all shares in the capital of the Corporation, including without limitation all shares in the capital of the Corporation issued pursuant to conversion, exchange, or exercise of Convertible Securities, whether or not subject to conditions.

“Transfer” means to sell, assign, surrender, gift, transfer, pledge, mortgage, charge, create a security interest in, hypothecate or otherwise encumber, dispose, or deal with any of the Deposited Shares or any interest, whether legal or beneficial, in the Deposited Shares.

“Voting Trust Certificate” has the meaning given to it in Section 2.6(c).

Article 2

VOTING TRUST AND DEPOSIT OF SHARES

2.1 Creation of Trust. The Voting Trustee hereby agrees to hold the US$1.00 initial contribution from the Corporation in trust subject to the terms and conditions of this Agreement.

2.2 Initial Contribution. The Corporation, being the initial settlor, hereby transfers concurrent with the execution and delivery of this Agreement, the initial contribution set forth in Section 2.1 to the Voting Trustee for the purpose of settling the voting trust created by this Agreement.

2.3 Return of Initial Contribution. Immediately after the initial deposit of Deposited Shares pursuant to Section 2.4, the Voting Trustee will return the initial contribution set forth in Section 2.1 to the Corporation.

2.4 Delivery and Deposit of Shares. Each Shareholder hereby agrees that:

(a) upon issuance and allotment of such, it will assign and transfer to the Voting Trustee the legal interest in all Shares which the Shareholder owns to be held in trust by the Voting Trustee in accordance with the terms of this Agreement;

(b) it will deposit with the Voting Trustee the Certificates for such Shares, accompanied by a proper instrument of transfer in the form attached as Exhibit “A” of this Agreement duly executed in favour of the Voting Trustee; and

(c) it will assign and transfer to (or cause to be assigned and transferred to) the Voting Trustee the legal interest in all Shares from time to time acquired by the Shareholder and deposit with the Voting Trustee the Certificates for such subsequently acquired Shares of the Corporation, duly endorsed in favour of the Voting Trustee or accompanied by a proper instrument of assignment duly executed in favour of the Voting Trustee.

2.5 Representations and Warranties of the Shareholder. Each Shareholder severally represents and warrants in favour of all other parties to this Agreement that:

(a) at the date hereof and all material times following the issuance of the Deposited Shares to the Shareholders, the Shareholder owns beneficially and of record the Deposited Shares set forth opposite such Shareholder’s name in Schedule “A” of this Agreement, and has good and marketable title to such Deposited Shares, such Deposited Shares are not subject to any Encumbrance, other than pursuant to the terms of the Shareholders’ Agreement, to which the Shareholder is party to by virtue of a duly executed and accepted accession thereto, delivered to the Corporation, and no Person has any rights to become a holder of or to possess any of the Deposited Shares;

(b) if the Shareholder is a natural person: (i) he or she has the capacity to enter into and give full effect to this Agreement; (ii) he or she has duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding obligation against him or her in accordance with its terms, subject only to bankruptcy, insolvency, liquidation, reorganization, moratorium and other similar laws generally affecting the enforcement of creditors’ rights, and to the fact that equitable remedies, such as specific performance and injunction, are discretionary remedies; and (iii) the execution and delivery by him or her of this Agreement, and the performance of his or her obligations under this Agreement, do not and will not breach or result in a default under any contract or covenant by which he or she is bound; and

(c) if the Shareholder is a corporation or a trust: (i) it is a corporation duly incorporated or a trust duly constituted (as applicable) and existing under the laws of the jurisdiction of its incorporation, amalgamation, continuance or formation and has all necessary power and capacity, corporate or otherwise, to enter into and perform its obligations under this Agreement; (ii) this Agreement has been duly authorized, executed and delivered by such Shareholder, and this Agreement constitutes a legal, valid and binding obligation against it in accordance with its terms, subject only to bankruptcy, insolvency, liquidation, reorganization, moratorium and other similar laws generally affecting the enforcement of creditors’ rights, and to the fact that equitable remedies, such as specific performance and injunction, are discretionary remedies; (iii) no authorization, consent, permit or approval of, exemption or other action by, filing with, or notice to, any governmental authority or other Person is required in connection with the execution and delivery by it of this Agreement or the performance of its obligations under this Agreement; and (iv) the execution and delivery by it of this Agreement, and the performance of its obligations under this Agreement, do not and will not breach or result in a default under: (A) any of its constating documents; (B) any law, statute or regulation to which it is subject; or (C) any contract or covenant by which it is bound.

2.6 Voting Trust. The Voting Trustee hereby:

(a) accepts the trust created by this Agreement, and consents to be the trustee of the trust created by this Agreement and to carry out and discharge his or her duties and obligations hereunder;

(b) agrees that, upon receipt of one or more Certificates representing Deposited Shares, the Voting Trustee will hold such Deposited Shares in trust and for the benefit of the relevant Shareholder subject to the terms and conditions of this Agreement;

(c) agrees to deliver to each Shareholder a certificate of an officer of the Corporation in the form attached as Exhibit “B” of this Agreement (a “Voting Trust Certificate”) evidencing the beneficial ownership by such Shareholder of the Deposited Shares held by the Voting Trustee on behalf of such Shareholder; and

(d) agrees to keep, at the expense of the Corporation, or cause to be kept, in the registered and records office of the Corporation a record of the registered holders of Voting Trust Certificates and their addresses.

2.7 Beneficial Ownership. Subject to the rights of the Voting Trustee to exercise the voting rights attaching to the Deposited Shares in accordance with this Agreement, the Voting Trustee declares and acknowledges that: (a) the Voting Trustee will be the registered owner of all Deposited Shares subject to the terms and conditions of this Agreement and holds the Deposited Shares in trust for the benefit of the relevant Shareholder; (b) the Deposited Shares are not the property of the Voting Trustee and the Voting Trustee has no personal or beneficial interest in the Deposited Shares; and (c) notwithstanding the deposit of the Deposited Shares by each Shareholder under this Agreement, the Deposited Shares will continue to be beneficially owned by the relevant Shareholder.

2.8 Restrictions on Transfers of Deposited Shares. Each Shareholder agrees he, she or it will not Transfer or create an Encumbrance on any of the Deposited Shares except in compliance with this Agreement and the Shareholders’ Agreement. The Corporation will not register on its books and records any Transfer of Deposited Shares unless the provisions of this Agreement and the Shareholders’ Agreement have been complied with in full. Any purported Transfer by a Shareholder of Deposited Shares without full compliance with the provisions of this Agreement and the Shareholders’ Agreement will be null and void. Notwithstanding anything else included in this Agreement, every Transfer of Deposited Shares will be subject, in addition to the requirements of the constating documents of the Corporation and the NRS, to the terms and conditions of the Shareholders’ Agreement and the condition that the proposed transferee, if not already bound by the terms of this Agreement and the Shareholders’ Agreement, will first agree in writing to become a party to and be bound by the terms of this Agreement and the Shareholders’ Agreement in the same capacity as the Shareholder who is transferring such Deposited Shares.

2.9 Permitted Transfers

2.9.1 The provisions of Section 2.8 will not apply to any Transfer of Deposited Shares by any Shareholder to a trust in respect of which the Shareholder serves as trustee, provided that the trust instrument governing such trust will provide that the Shareholder, as trustee, will retain sole and exclusive control over the voting and disposition of the Deposited Shares until the termination of this Agreement, provided that such Transfer is also effected in accordance with the terms of the Shareholders’ Agreement.

2.9.2 The transferee of the Deposited Shares will hold the Deposited Shares so acquired with all the rights conferred, and subject to all the restrictions imposed by this Agreement, and as a condition to such Transfer, the transferee will, if not already a party to this Agreement, execute and deliver a counterpart and acknowledgment, in the form acceptable to the Corporation, agreeing to be bound by the terms of this Agreement as the Shareholder and an assumption of obligations with respect to the Shareholders’ Agreement in the form acceptable to the Corporation. Notwithstanding the completion of any Transfer of the Deposited Shares by a Shareholder pursuant to this Section 2.9, the transferring Shareholder will continue to be bound by all the obligations hereunder as if he, she or it continued to be a shareholder of the Corporation and perform such obligations to the extent that the transferee fails to do so. Upon a transfer of Deposited Shares, the relevant Voting Trust Certificate will be returned by the transferring Shareholder to the Corporation for cancellation and a new Voting Trust Certificate will be issued in respect of the Deposited Shares now beneficially owned by the transferee.

2.10 Dividends and Further Issue of Shares

2.10.1 If the Shareholders will receive any Shares in the Corporation issued by way of stock split, dividend upon or in exchange for any of the Deposited Shares, pursuant to a consolidation, subdivision, reclassification, or other reorganization of the Corporation’s share capital, or upon the exercise of any option, warrant or other similar right, each Shareholder will immediately assign and transfer the legal interest in all such Shares and deposit the Certificate(s) for such Shares with the Voting Trustee on the same terms and conditions as the original Deposited Shares and the Voting Trustee will hold such Shares and Certificates in trust in accordance with the terms of this Agreement.

2.10.2 The Voting Trustee and each Shareholder hereby irrevocably and unconditionally direct the Corporation to pay all cash dividends, and all other monies which may become due and payable to each Shareholder, whether by reason of dissolution, liquidation, disposition or otherwise, directly to the Shareholder. The Voting Trustee will have no liability with respect to payments made by the Corporation pursuant to this Section 2.10.2.

2.11 Dissolution and Liquidation

2.11.1 Upon the dissolution or total or partial liquidation of the Corporation, whether voluntary or involuntary, if the Voting Trustee will receive moneys or other property to which the Shareholders are entitled upon such dissolution or liquidation, the Voting Trustee will distribute the same to each Shareholder, and upon such distribution all further obligation or liability of the Voting Trustee with respect to the distribution of such moneys or other property will cease and terminate.

2.11.2 In the event of the dissolution or total liquidation of the Corporation, this Agreement will terminate, and the Shareholder will have no further rights hereunder, except the right under the Shareholders’ respective portion of the moneys or other property received by the Voting Trustee pursuant to Section 2.11.1.

Article 3

Voting Trustee AND VOTING OF SHARES

3.1 Rights of Voting Trustee

3.1.1 The Voting Trustee may purchase, sell, own or hold Shares in the capital of the Corporation, may contract with and be compensated by the Corporation, and may be or become pecuniarily interested in any matter or transaction to which the Corporation may in any way be concerned, as fully and freely as if the Voting Trustee were not the Voting Trustee, subject to compliance with the terms of the Shareholders’ Agreement.

3.1.2 The Voting Trustee may vote any Shares in the Corporation owned legally and beneficially by the Voting Trustee without regard to this Agreement.

3.1.3 Nothing in this Agreement will be deemed to restrict the Voting Trustee from acting in any capacity on behalf of a Shareholder, the Corporation or from being a creditor of the Corporation.

3.1.4 The trust created by this Agreement is hereby declared to be irrevocable, and the Shareholders will have no right to replace or remove the Voting Trustee without the Voting Trustee’s written consent.

3.1.5 The Voting Trustee will be entitled to be reimbursed by the Corporation for any documented costs and expenses reasonably incurred by the Voting Trustee in the performance of the services under this Agreement.

3.2 Resignation of Voting Trustee

3.2.1 The Voting Trustee may resign at any time on 30 days written notice to the Corporation and each Shareholder.

3.2.2 The Voting Trustee will be deemed to have immediately resigned, without any notice being required: (a) upon his or her death; (b) in case of disability that prevents him or her from properly performing his or her functions hereunder; (c) where he, she, or it files a voluntary petition in bankruptcy or files a voluntary petition or files any proposal or notice of intent to file a proposal, or files any application or otherwise commences any action or proceeding seeking reorganization, arrangement, consolidation or readjustment of its debts or which seeks to stay or has the effect of staying any creditors, or for any other relief under the U.S. Bankruptcy Code or under any other bankruptcy, insolvency, liquidation, winding-up, corporate or similar statute or law, state or federal, now or hereafter existing, or consents to, approves of or acquiesces in any such petition, proposal, action or proceeding; or (d) where he or she is a director or officer of the Corporation, upon his or her ceasing to be a director or officer of the Corporation.

3.2.3 The resignation of the appointment of the Voting Trustee in accordance with Section 3.2.1 will not be effective until a successor Voting Trustee has been appointed by the Corporation, but in any case no later than 60 days from the date that the written notice as set out in Section 3.2.1 has been delivered in accordance with Article 5. Immediately upon resignation of the Voting Trustee in accordance with Section 3.2.1, the Corporation will provide notice thereof to the Shareholders.

3.3 Appointment of Successor Voting Trustee. In the event of the resignation or deemed resignation of the Voting Trustee, the Corporation will promptly appoint a successor Voting Trustee. The successor Voting Trustee will execute and deliver an agreement to be bound by the provisions of this Agreement and will thereupon have the same rights, powers, obligations and discretion as though originally appointed as Voting Trustee without any further assurance, conveyance, act or deed, but there will be immediately executed all such conveyances or other instruments as may, in the opinion of the Corporation’s counsel, be necessary or advisable including, but not limited to, the transfer of the legal interest in all Deposited Shares and the Certificates representing such Deposited Shares to the successor Voting Trustee.

3.4 Shareholder Acknowledgement of Successor Voting Trustee. Each Shareholder hereby consents to the appointment of any successor Voting Trustee appointed pursuant to Section 3.3.

3.5 No Further Duties of the Voting Trustee. At the time any Voting Trustee resigns or is deemed to have resigned, such Person will be discharged of and from all future duties and obligations arising in connection with this Agreement.

3.6 Voting of Deposited Shares

3.6.1 Each Shareholder agrees that once the Shareholder has assigned and transferred the Shareholder’s legal interest in the Deposited Shares to be held in trust by the Voting Trustee and for so long as a Shareholder is the beneficial owner of any Deposited Shares, any and all right and power to make any and all decisions with respect to any and all matters respecting the Corporation which the Shareholder would otherwise have authority to vote upon, consent to, approve, waive, ratify or otherwise authorize which such Shareholder may have or may in the future have by virtue of such Shareholder’s ownership of the Deposited Shares by virtue of the Corporation’s constating documents or by being party to the Shareholder’s Agreement (the “Trustee Voting Rights”) will be exercised exclusively by the Voting Trustee in accordance with the voting, consent, approval and waiver instructions of the Shareholder set out in Section 3.6.2, including, without limitation: in respect of any matter that, under the NRS, requires approval by the holders of Shares of the Corporation voting separately as a class; or in respect of any matter to be approved by shareholders of the Corporation pursuant to the constating documents of the Corporation or under the NRS or under the Shareholder’s Agreement.

3.6.2 Each Shareholder hereby irrevocably instructs and authorizes the Voting Trustee, on behalf of the Shareholders, to at all times and from time to time during the term of this Agreement exercise all Trustee Voting Rights in favour of the following matters:

(a) the annual waiver of the requirement for the Corporation to appoint an auditor in accordance with the NRS;

(b) the annual waiver of the requirement for the Board of Directors to produce and publish financial statements in accordance with the NRS, or the annual approval of such financial statements, as applicable;

(c) (c) any debt or equity financing of the Corporation (including any initial public offering) which has been determined by the Board of Directors to be in the best interests of the Corporation to proceed with, including, without limitation, any changes to the rights, privileges, restrictions and conditions attaching to any Shares or to the Corporation’s constating documents or the Shareholder’s Agreement that may, in the opinion of the Board of Directors, be necessary or desirable to facilitate any such debt or equity financing of the Corporation (including any initial public offering); and

(d) any other matter for which shareholders of the Corporation are being asked to vote upon, consent to, approve, waive, ratify or otherwise authorize, only to the extent that the Board of Directors has notified the Voting Trustee that such matter has been approved by holders of at least 50.1% of the Common shares in the capital of the Corporation (either present and voting or represented by proxy at a meeting of shareholders of the Corporation or by way of resolutions in writing or consents, approvals and waivers in writing executed by such shareholders of the Corporation), provided, however, that if with respect to the matter to be approved pursuant to Section 3.6.2(d) the Board of Directors has notified the Voting Trustee that such matter has not received the approval by holders of at least 50.1% of the Common shares in the capital of the Corporation (either present and voting or represented by proxy at a meeting of shareholders of the Corporation or by way of resolutions in writing or consents, approvals and waivers in writing executed by such shareholders of the Corporation), the Voting Trustee is hereby irrevocably instructed and authorized by each Shareholder to exercise all Trustee Voting Rights against such matter.

3.6.3 The Voting Trustee may choose, at their sole discretion, to appoint another Person to exercise the right at a meeting or to execute consents, approvals, waivers, resolutions, or other documents which has been given to the Voting Trustee hereunder, to whom the Voting Trustee will give a proxy to vote or so execute documents in the Voting Trustee’s place.

3.7 Power of Attorney

3.7.1 Each Shareholder appoints the Voting Trustee as its true and lawful attorney and agent, with full power of substitution, for that Shareholder, and in the Shareholder’s name, place and stead, to exercise all powers with respect to: (i) the Trustee Voting Rights as that Shareholder otherwise could exercise such powers; and (ii) the execution and delivery, in the name of and on behalf of such Shareholder, all offers, certificates, instruments, agreements, assignments and documents as may be necessary or desirable in respect of any matter or transaction requiring the execution and delivery, in the name of and on behalf of such Shareholder, of any offers, certificates, instruments, agreements, assignments and documents pursuant to applicable law, or the constating documents of the Corporation or the Shareholder’s Agreement order to give effect to such matter or transaction. In particular, the Voting Trustee is hereby irrevocably authorized to execute and deliver, for and on behalf of the Shareholder, any and all consents, approvals, and waivers in respect of any matter requiring the consent, approval or waiver of the shareholders of the Corporation pursuant to applicable law or the constating documents of the Corporation or the Shareholder’s Agreement in order to give effect to such consents, approvals and waivers as if they had been executed and delivered by each of the Shareholders.

3.7.2 The power of attorney granted in this Section 3.7 is granted by each Shareholder to the Voting Trustee in consideration for the Voting Trustee agreeing to assume the obligations set forth in this Agreement, including, but not limited to those obligations of the Voting Trustee set forth in Section 3.6, and such power of attorney is continuing and irrevocable and is coupled with an interest of the Voting Trustee in the performance of this power of attorney as Director of the Corporation and will survive the death, disability or dissolution of a Shareholder and extends to the heirs, executors, administrators, successors and assigns of a Shareholder and may be exercised by the Voting Trustee during any subsequent legal incapacity of a Shareholder. Each Shareholder agrees to be bound by any representations and actions made or taken by the Voting Trustee in good faith pursuant to such power of attorney and waives any and all defenses which may be available to contest, negate or disaffirm the representations or actions of the Voting Trustee so taken in good faith under this power of attorney.

3.7.3 The power of attorney granted in this Section 3.7 is not intended to be an enduring or durable power of attorney within the meaning of and governed by the Nevada Revised Statutes or any similar power of attorney under equivalent legislation in any of the states of the United States of America.

3.8 Shareholder Waiver, Release and Indemnity

3.8.1 The Shareholders acknowledge and agree that the Voting Trustee will have no obligation to act in the best interests of the Shareholders, notwithstanding any principle of law to the contrary, and each Shareholder waives any and all claims of every kind and nature which the Shareholder may have against the Voting Trustee in the capacity of trustee of the trust created by this Agreement, and releases and agrees to release the Voting Trustee and its successors, appointees, and assigns from any liability whatsoever arising out of or in connection with the exercise of their powers or the performance of his or her duties hereunder including, without limitation, voting the Deposited Shares as a class, except the wilful misconduct or gross negligence of the Voting Trustee.

3.8.2 Each Shareholder agrees to hold the Voting Trustee harmless and indemnify the Voting Trustee, with respect to any and all loss, claims, damage, liability, or expense (including reasonable legal fees) which the Voting Trustee may sustain as a result of any action taken in good faith by the Voting Trustee unless such loss resulted from the willful misconduct or gross negligence of the Voting Trustee in performing his or her obligations hereunder.

3.9 Notification Requirements of Voting Trustee. The Voting Trustee will promptly forward to the relevant Shareholder(s) copies of all notices delivered to him or her on behalf of such Shareholder(s) under applicable law or the constating documents of the Corporation or the Shareholder’s Agreement, and the Voting Trustee will promptly forward on behalf of the Shareholders any notices received by the Voting Trustee required to be delivered by Shareholders to the Corporation under applicable law or the constating documents of the Corporation or the Shareholder’s Agreement.

3.10 Proxies and Other Evidences of Authority. Each Shareholder agrees, as and when requested by the Voting Trustee, to execute and deliver: in respect of any meeting of the shareholders of the Corporation or in respect of any resolution put before shareholders of the Corporation for the purpose of voting thereon, such proxies and other evidences of authority as the Voting Trustee may request, which proxies and other evidences will grant to the Voting Trustee complete discretion in voting the Deposited Shares in respect of all matters which may arise for decision at such meeting and any adjournment thereof or in respect of such resolution; and any consents, approvals or waivers in respect of any matter requiring the consent, approval or waiver of the shareholders of the Corporation pursuant to applicable law or the constating documents of the Corporation or the Shareholder’s Agreement.

3.11 Sales of Deposited Shares. The Voting Trustee will have no authority to Transfer the Deposited Shares except in accordance with the terms of this Agreement or as authorized in accordance with the constating documents of the Corporation or as authorized in accordance with the terms of the Shareholder’s Agreement. Any proceeds arising from any such Transfer of Deposited Shares will not belong to the Voting Trustee and the Voting Trustee will as soon as reasonably practicable pay over all such amounts to the Shareholders in their respective proportions.

3.12 Corporation on Notice. The Corporation acknowledges the terms of this Agreement and agrees not to permit or facilitate any act or omission within its reasonable control which would be contrary to the terms of this Agreement. The Corporation agrees that it will act in accordance with this Agreement, and the Corporation will advise the chairperson of any meeting of shareholders of the Corporation of the provisions of this Agreement.

3.13 Lost Voting Trust Certificates. If a Voting Trust Certificate is lost, stolen, mutilated, or destroyed, the Voting Trustee, at the Voting Trustee’s sole discretion, may require the Corporation to issue a duplicate of that Certificate upon receipt from the applicable Shareholder of evidence of the loss or mutilation that is satisfactory to the Voting Trustee, and either:

(a) if the Voting Trust Certificate was lost, an indemnity satisfactory to the Voting Trustee; or

(b) the existing Voting Trust Certificate, if mutilated.

3.14 No Implied Duties. Except as expressly provided in this Agreement, the Voting Trustee will have no fiduciary duties or responsibilities under this Agreement or otherwise.

Article 4

Termination

4.1 Termination. Upon termination of this Agreement, the Voting Trustee, in exchange for or upon surrender of any Voting Trust Certificates then outstanding, out of the Certificates for Deposited Shares held by the Voting Trustee hereunder, will deliver to the Shareholder a Certificate for the Deposited Shares representing the same number of Shares in the capital of the Corporation as are represented by such Voting Trust Certificate and thereupon all liability of the Voting Trustee for delivery of such share Certificates will terminate.

4.2 Automatic Termination. If not previously terminated in accordance with other sections of this Agreement, the voting trust created by this Agreement and this Agreement will terminate (and such termination will be immediately effective) without any notice or other action of the Voting Trustee, the Corporation or the Shareholders:

(a) 21 years from the date hereof, unless extended as provided by law;

(b) upon the dissolution or bankruptcy of the Corporation or the making by the Corporation of an assignment under the provisions of the U.S. Bankruptcy Code;

(c) upon the Corporation completing a public offering of shares through a prospectus, registration statement or similar disclosure document that is filed and cleared with one or more securities regulatory authorities; or

(d) with the written consent of both the Voting Trustee and the Corporation.

Article 5

Notice

5.1 Means. Any notice required or permitted to be given to the parties hereto will be in writing and may be given by prepaid registered post, electronic facsimile transmission, or other means of electronic communication capable of producing a printed copy to the address of the recipient party as set forth herein.

5.2 Successful Transmission. Any notice will be deemed to have been given and received by the recipient party: i) if mailed, on the third business day following the mailing thereof; ii) if by electronic communication, on successful transmission; or iii) if delivered, on delivery. If at the time of mailing, or between the time of mailing and the third business day thereafter, there is a strike, lockout or other labour disturbance affecting postal service, then the notice will not be effectively given until actually delivered.

5.3 Notice Information of the Parties. Notices to the Voting Trustee and the Corporation shall be delivered to the addresses and emails as set out below and notices to Shareholders shall be delivered to the particulars as set out in the Schedule “A” hereto.

VOTING TRUSTEE	CORPORATION
GALIANO TIRAMANI	BOXABL INC.
5345 E. N. Belt Road, North Las Vegas	5345 E. N. Belt Road, North Las Vegas
NV 89115, USA	NV 89115, USA
Voting Trustee	Attn: Galiano Tiramani, Founder and Director
[XXXXXXXXXX]	[XXXXXXXXXX]

5.4 Change of Address. Any party may, from time to time, change his, her or its address or email by giving notice to the other parties in accordance with the provisions of this Article 5.

Article 6

Miscellaneous

6.1 Additional Parties. Notwithstanding anything to the contrary contained herein, if: (i) the Corporation issues or agrees to issue any Shares or Convertible Securities to any Person after the date hereof; or (ii) a Shareholder transfers any Shares or Convertible Securities to any Person after the date hereof, any such Person may become a party to this Agreement by executing and delivering an Accession Agreement in the form attached as Exhibit “C” of this Agreement, or other form similar in intent and nature, as otherwise may be acceptable to the Corporation.

6.2 Assignment. Neither this Agreement nor any rights or obligations under this Agreement will be assignable by any party without the prior written consent of the Voting Trustee and the Corporation. Subject thereto, this Agreement will ensure to the benefit of and be binding upon the parties and their respective successors (including any successor by reason of amalgamation of any party) and permitted assigns.

6.3 Governing Law and Attornment

6.3.1 This Agreement will be governed by the state laws of Nevada and the federal laws of the United States of America applicable therein.

6.3.2 Each of the parties irrevocably and unconditionally submits and attorns to the exclusive jurisdiction of the courts of the state of Nevada to determine all issues, whether at law or in equity, arising from this Agreement. To the extent permitted by applicable law, each of the parties:

(a) irrevocably waives any objection, including any claim of inconvenient forum, that it may now or in the future have to the venue of any legal proceeding arising out of or relating to this Agreement in the courts of the state of Nevada, or that the subject matter of this Agreement may not be enforced in the courts of state of Nevada;

(b) irrevocably agrees not to seek, and waives any rights to, judicial review by any court which may be called upon to enforce the judgment of the courts referred to in this Section 6.3, of the substantive merits of any suit, action or proceeding; and

(c) to the extent a party has or may acquire any immunity from the jurisdiction of any court or from any legal process, whether through service or notice, attachment before judgment, attachment in aid of execution, execution or otherwise, with respect to itself or its property, that party irrevocably waives that immunity in respect of its obligations under this Agreement.

6.4 Severability. If, in any jurisdiction, any provision of this Agreement or its application to any party or circumstance is restricted, prohibited or unenforceable, such provision will, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other parties or circumstances.

6.5 Further Assurances. Each party will, at that party’s own cost and expense, execute and deliver any further agreements and documents and provide any further assurances, undertakings and information as may be reasonably required by any other to give effect to this Agreement and, without limiting the generality of this Section 6.5, will do or cause to be done all acts and things, execute and deliver or cause to be executed and delivered all agreements and documents and provide any assurances, undertakings and information as may be required at any time by all governmental authorities having jurisdiction over the affairs of a party or as may be required at any time under applicable law.

6.6 Headings. Headings of Articles and Sections are inserted for convenience of reference only and will not affect the construction or interpretation of this Agreement.

6.7 Gender. In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

6.8 Language. The parties confirm that it is their wish that this Agreement, as well as any other documents relating to this Agreement, including authorizations, exhibits, notices, and schedules, have been and will be drawn up in the English language only. Les signataires confirment leur volonté que la présente convention, de même que taus les documents s’y rattachant, y compris tout avis, annexe et autorisation, soient rédiges en anglais seulement.

6.9 Independent Legal Advice. The parties acknowledge that they have entered into this Agreement willingly with full knowledge of the obligations imposed by the terms of this Agreement. The parties to this Agreement acknowledge that they have been afforded the opportunity to obtain independent legal advice and if a party has executed this Agreement without the benefit of independent legal advice, such party hereby waives the right to receive such independent legal advice.

6.10 Amendment. This Agreement may be amended only with the written consent of the Corporation, the Voting Trustee and each of the Shareholders.

6.11 Representations and Warranties Continuously Given. All representations and warranties given by the Shareholders contained in this Agreement are deemed to be continuously given during the term of this Agreement.

6.12 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and sets out all the covenants, promises, warranties, representations, conditions, understandings, and agreements between the parties and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written between the parties. Notwithstanding the foregoing, the Shareholders hereby acknowledge that the Shareholders’ Agreement remains valid and binding between them, the Corporation and the other shareholders of the Corporation.

6.13 Electronic Signatures. Delivery of this Agreement by facsimile, email or other functionally equivalent electronic means of transmission constitutes valid and effective delivery.

6.14 Counterparts. This Agreement may be executed by the parties in counterparts and delivered by facsimile and all such counterparts and facsimiles will together constitute one and the same agreement.

IN WITNESS WHEREOF the parties have duly executed this Agreement.

SIGNED AND DELIVERED by:

VOTING TRUSTEE	BOXABL INC.

By:
GALIANO TIRAMANI	Name:	Galiano Tiramani
	Title:	Director

SHAREHOLDER [if listed in Schedule “A”]

Name:

SCHEDULE A

BENEFICIAL OWNERSHIP OF DEPOSITED SHARES

AND NOTICE INFORMATION FOR SHAREHOLDERS

#	Shareholders	Number and Class of Deposited Shares	Shareholder Address and Email Address for Notice

EXHIBIT A

INSTRUMENT OF TRANSFER

BOXABL INC.

(the “Corporation”)

The undersigned, for valuable consideration received, hereby transfers all __________ Series A-2 Preferred Shares in the authorized capital of the Corporation held by such person to Galiano Tiramani (the “Voting Trustee”), to be held in a voting trust created by a Trust Declaration and Voting Trust Agreement between the Voting Trustee, the Corporation and the shareholders of the Corporation listed in the Schedule “A” thereto. This Instrument of Transfer shall be affixed to the back of the Certificate representing the shares as conclusive evidence of such transfer. Despite the date this document is executed, this Instrument of Transfer will be effective on the Effective Date as that term is defined in the Trust Declaration and Voting Trust Agreement between the Voting Trustee, the Corporation, and the undersigned.

This instrument may be delivered by electronic transmission.

SIGNED AND DELIVERED on ____________________.

Full legal name

Name & title if not an individual

EXHIBIT B

VOTING TRUST CERTIFICATE

BOXABL INC.

(the “Corporation”)

NUMBER: __________ Series A-2 Preferred Shares in the authorized capital of the Corporation

ISSUED TO: _______________________________________________________________________

THIS CERTIFIES that there has been deposited with the person acting as trustee (the “Voting Trustee”) under the declaration of trust and voting trust agreement dated January 12, 2023, among the Voting Trustee, the Corporation, and certain shareholders of the Corporation (the “Voting Trust Agreement”) Certificate(s) for the number of Series A-2 Preferred Shares of the Corporation as shown above.

The registered holder named above is entitled to all the benefits and interests specified in the Voting Trust Agreement arising from the deposit of said shares, all as provided in and subject to the terms of the Voting Trust Agreement.

Until termination of the Voting Trust Agreement, the registered holder hereof is entitled to receive payments equal to the amount of the cash dividends or other cash distributions, if any, if, as and when declared and paid by the Corporation on the above-noted number and class of shares.

Subject to the terms of the Voting Trust Agreement, the Voting Trustee will possess and will be entitled to exercise all rights and powers described in the Voting Trust Agreement including such rights as set forth in Section 3.6 and Section 3.7 thereof.

Except as otherwise expressly provided in the Voting Trust Agreement, no voting rights or other rights attributed to the shares referred to herein will be exercisable by the above-named holder under this certificate or under any agreement, expressed or implied.

This certificate is issued under and pursuant to, and the rights of the registered holder hereof are subject to and limited by, the terms and conditions of the Voting Trust Agreement.

This certificate is non-transferable and is not valid unless signed by the Corporation and the Voting Trustee.

This certificate may be executed by the parties in counterparts and delivered by facsimile and all such counterparts and facsimiles will together constitute one and the same certificate.

IN WITNESS WHEREOF the Voting Trustee and the Corporation have duly executed this certificate on _________________.

SIGNED AND DELIVERED by:

VOTING TRUSTEE	BOXABL INC.

By:
GALIANO TIRAMANI	Name:	Galiano Tiramani
	Title:	Director

EXHIBIT C

INSTRUMENT OF ACCESSION

[in the form enclosed as Schedule V – Addendum Agreement to the Voting Trust Agreement]

SCHEDULE V

INSTRUMENT OF ACCESSION

ADDENDUM AGREEMENT TO THE VOTING TRUST AGREEMENT

TO: BOXABL INC. (the “Corporation”)

AND: Galiano Tiramani (the “Voting Trustee”)

This Addendum Agreement to the Voting Trust Agreement (the “Accession Agreement”) is executed on ___________________ by the undersigned (the “Holder”) pursuant to the terms of that certain Trust Declaration and Voting Trust Agreement made on January 12, 2023, among the Corporation, the Voting Trustee and the shareholders of the Corporation listed in the Schedule “A” thereto, as such agreement may be amended or supplemented and restated from time to time (the “Agreement”), and as hereby supplemented with the addition of the Holder through this Accession Agreement. Capitalized terms used but not defined in this Accession Agreement will have the respective meanings ascribed to such terms in the Agreement.

By the execution of this Accession Agreement, the Holder agrees as follows:

1.	Acknowledgement. The Holder has acquired or is acquiring _________ Series A-2 Preferred Shares in the capital of the Corporation (the “Shares”) in accordance with the Section of the Agreement as indicated below and will be a “Shareholder” for all purposes of the Agreement.

☐	2.9 Permitted Transfers; as a current “Shareholder” ☐ or new party ☐;
☐	2.10 Dividends and Further Issue of Shares; as a current “Shareholder”;
☑	6.1 Additional Parties; as a new party; or
☐	6.2 Assignment; as a current “Shareholder” ☐ or new party ☐.

2.	Agreement. The Holder hereby acknowledges, agrees and confirms that, by the Holder’s execution of this Accession Agreement:

(a)	to Holder shall be deemed to be a “Shareholder” under, a party to, and bound by, the Agreement;

(b)	the Shares, and any other shares or securities required by the Agreement thereby, will be bound by and subject to the terms of the Agreement, and

(c)	the Holder has adopted the Agreement, and shall have all of the rights and obligations of a Shareholder under the Agreement, with the same force and effect as if the Holder were originally a party thereto. For greater certainty, the Holder hereby ratifies, and agrees to be bound by, all of the terms and conditions contained in the Agreement.

3.	Instrument of Transfer. As a condition precedent to becoming the legal owner of the Shares, the Holder will execute and deliver an instrument of transfer with respect to the Shares to be attached as Exhibit “1” to this Accession Agreement.

4.	Power of Attorney

(a)	The Holder appoints the Voting Trustee as its true and lawful attorney and agent, with full power of substitution, for the Holder, and in the Holder’s name, place and stead, to exercise all powers with respect to: (i) the Trustee Voting Rights as the Holder otherwise could exercise such powers; and (ii) the execution and delivery, in the name of and on behalf of the Holder, all offers, certificates, instruments, agreements, assignments and documents as may be necessary or desirable in respect of any matter or transaction requiring the execution and delivery, in the name of and on behalf of the Holder, any offers, certificates, instruments, agreements, assignments and documents pursuant to applicable law or the constating documents of the Corporation or the Shareholders’ Agreement in order to give effect to such matter or transaction. In particular, the Voting Trustee is hereby irrevocably authorized to execute and deliver, for and on behalf of the Holder, any and all consents, approvals and waivers in respect of any matter requiring the consent, approval or waiver of the shareholders of the Corporation pursuant to applicable law or the constating documents of the Corporation or the Shareholders’ Agreement in order to give effect to such consents, approvals and waivers as if they had been executed and delivered by each of the Holder.

(b)	The power of attorney granted in this Section 4 is granted by the Holder to the Voting Trustee in consideration for the Voting Trustee agreeing to assume the obligations set forth in the Agreement, including, but not limited to those obligations of the Voting Trustee set forth in Section 3.6 of the Agreement, and such power of attorney is continuing and irrevocable and is coupled with an interest of the Voting Trustee in the performance of this power of attorney as Director of the Corporation and will survive the death, disability or dissolution of a Shareholder and extends to the heirs, executors, administrators, successors and assigns of the Holder and may be exercised by the Voting Trustee during any subsequent legal incapacity of the Holder. The Holder agrees to be bound by any representations and actions made or taken by the Voting Trustee in good faith pursuant to such power of attorney and waives any and all defenses which may be available to contest, negate or disaffirm the representations or actions of the Voting Trustee so taken in good faith under this power of attorney.

(c)	The power of attorney granted in this Section 4 is not intended to be an enduring or durable power of attorney within the meaning of and governed by the Nevada Revised Statutes or any similar power of attorney under equivalent legislation in any of the states of the United States of America.

5.	Notices. Any notice required or permitted by the Agreement will be given to the Holder at the address or email listed below Holder’s signature hereto.

6.	Independent Legal Advice. The Holder acknowledges and agrees that he, she or it:

(a)	has read this Accession Agreement and the Agreement,

(b)	understands the terms and conditions contained in this Accession Agreement and the Agreement, and

(c)	has had the opportunity to seek, and was not prevented or discouraged by any other party from seeking, any independent legal advice which such party considered necessary before the execution and delivery of this Accession Agreement.

if the Holder has signed this Accession Agreement without the benefit of independent legal advice, Holder agrees that he, she or it:

(i)	did so voluntarily without undue pressure;

(ii)	has waived his, her or its right to receive such advice; and

(iii)	is estopped from raising any claim on the basis that he, she or it has not obtained such advice.

7.	Governing Law. This Accession Agreement is governed by the state laws of Nevada and the federal laws of the United States of America applicable therein (excluding any conflict of law, rule or principle of such laws that might refer such interpretation or enforcement to the laws of another jurisdiction). Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of Nevada with respect to any matter arising hereunder or relating hereto. The laws of the state of Nevada govern the execution of this Accession Agreement, regardless of where this Accession Agreement was signed.

8.	Counterparts. This Accession Agreement may be signed electronically, including through DocuSign, HelloSign or similar electronic signature applications. Delivery of a printed counterpart (whether or not the counterpart was signed electronically) and electronic delivery (including by email transmission or transmission over an electronic signature platform) of an executed counterpart of this Accession Agreement are each as valid, enforceable and binding as if the signatures were upon the same instrument and delivered in person.

IN WITNESS WHEREOF, the undersigned has executed this Accession Agreement as of the date first written above.

Print name of Holder	Signature of Holder

Telephone of Holder	Address of Holder

Email of Holder	Address of Holder

[continued below]

ACCEPTANCE

IN WITNESS WHEREOF the Voting Trustee and the Corporation each and together hereby accept this form of accession to the Agreement and the Accession Agreement thereby on the date of ________________ and agree to deliver to the Holder a Voting Trust Certificate to be attached as Exhibit “2”, evidencing the beneficial ownership by the Shareholder of the Deposited Shares held by the Voting Trustee on behalf of each Shareholder.

THE CORPORATION hereby consents to the Holder becoming party to the Agreement and will promptly update its records in respect thereof, including specifically the ledger in which it maintains information regarding the beneficial ownership of Deposited Shares and notice information for the holders thereof.

THE VOTING TRUSTEE hereby consents to the Holder becoming party to the Agreement and upon receipt of a Certificate representing the Shares from the Corporation, agrees to hold such Deposited Shares in trust and for the benefit of the Holder subject to the terms and conditions of the Agreement.

SIGNED AND DELIVERED by:

VOTING TRUSTEE	BOXABL INC.

By:
GALIANO TIRAMANI	Name:
	Title:	Chief Executive Officer

EXHIBIT 1

INSTRUMENT OF TRANSFER

BOXABL INC.

(the “Corporation”)

The undersigned, for valuable consideration received, hereby transfers all __________ Series A-2 Preferred Shares in the authorized capital of the Corporation held by such person to Galiano Tiramani (the “Voting Trustee”), to be held in a voting trust created by a Trust Declaration and Voting Trust Agreement between the Voting Trustee, the Corporation and the shareholders of the Corporation listed in the Schedule “A” thereto. This Instrument of Transfer shall be affixed to the back of the Certificate representing the shares as conclusive evidence of such transfer. Despite the date this document is executed, this Instrument of Transfer will be effective on the Effective Date as that term is defined in the Trust Declaration and Voting Trust Agreement between the Voting Trustee, the Corporation, and the undersigned.

This instrument may be delivered by electronic transmission.

SIGNED AND DELIVERED on ____________________.

Full legal name

Name & title if not an individual

EXHIBIT 2

VOTING TRUST CERTIFICATE

BOXABL INC.

(the “Corporation”)

NUMBER: __________ Series A-2 Preferred Shares in the authorized capital of the Corporation

ISSUED TO: _______________________________________________________________________

THIS CERTIFIES that there has been deposited with the person acting as trustee (the “Voting Trustee”) under the declaration of trust and voting trust agreement dated January 12, 2023, among the Voting Trustee, the Corporation, and certain shareholders of the Corporation (the “Voting Trust Agreement”) Certificate(s) for the number of Series A-2 Preferred Shares of the Corporation as shown above.

The registered holder named above is entitled to all the benefits and interests specified in the Voting Trust Agreement arising from the deposit of said shares, all as provided in and subject to the terms of the Voting Trust Agreement.

Until termination of the Voting Trust Agreement, the registered holder hereof is entitled to receive payments equal to the amount of the cash dividends or other cash distributions, if any, if, as and when declared and paid by the Corporation on the above-noted number and class of shares.

Subject to the terms of the Voting Trust Agreement, the Voting Trustee will possess and will be entitled to exercise all rights and powers described in the Voting Trust Agreement including such rights as set forth in Section 3.6 and Section 3.7 thereof.

Except as otherwise expressly provided in the Voting Trust Agreement, no voting rights or other rights attributed to the shares referred to herein will be exercisable by the above-named holder under this certificate or under any agreement, expressed or implied.

This certificate is issued under and pursuant to, and the rights of the registered holder hereof are subject to and limited by, the terms and conditions of the Voting Trust Agreement.

This certificate is non-transferable and is not valid unless signed by the Corporation and the Voting Trustee.

This certificate may be executed by the parties in counterparts and delivered by facsimile and all such counterparts and facsimiles will together constitute one and the same certificate.

IN WITNESS WHEREOF the Voting Trustee and the Corporation have duly executed this certificate on _________________.

SIGNED AND DELIVERED by:

VOTING TRUSTEE	BOXABL INC.

By:
GALIANO TIRAMANI	Name:	Galiano Tiramani
	Title:	Director